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                                                                      Exhibit 23





                              Consent of KPMG LLP
                              -------------------

The Board of Directors
Comdisco, Inc.:

We consent to incorporation by reference in Registration Statement No. 33-20715 on Forms S-8 and S-3, Registration Statement No. 333-65535 on Form S-3, Registration Statement No. 333-12765 on Form S-8, Registration Statement No. 333-32215 on Form S-8, Registration Statement No. 333-45263 on Form S-8, Registration Statement No. 333-50001 on Form S-8, Registration Statement No. 333-87725 on Form S-3, and Registration Statement No. 333-34032 on Form S-8 of Comdisco, Inc of our report dated December 18, 2001, relating to the consolidated balance sheets of Comdisco, Inc. and subsidiaries as of September 30, 2001 and 2000 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2001, which report appears in the September 30, 2001 annual report on Form 10-K of Comdisco, Inc.

Our report refers to a change in accounting due to the adoption of Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging."

Our report dated December 11, 2001 contains an explanatory paragraph that states in July 2001 the Company filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ KPMG LLP

Chicago, Illinois
January 10, 2002